UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 5, 2018

Date of Report (Date of earliest event reported)

DEVON ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-32318	73-1567067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 W. SHERIDAN AVE., OKLAHOMA CITY, OK	73102-5015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 5, 2018, Devon Energy Corporation (the “Company”), entered into a new $3 billion revolving Credit Agreement (the “Credit Agreement”) by and among the Company, as the U.S. borrower (“U.S. Borrower”), Devon Canada Corporation, a wholly-owned subsidiary of the Company, as the Canadian borrower (the “Canadian Borrower,” and, together with U.S. Borrower, the “Borrowers”), each lender from time to time party thereto (collectively, the “Lenders”), each letter of credit issuer from time to time party thereto and Bank of America, N.A., as administrative agent and swing line lender. Up to $500 million of the $3 billion in total revolving commitments under the Credit Agreement may be allocated as Canadian commitments. The Credit Agreement may be increased by an aggregate amount of $750 million in revolving commitments by adding to the Credit Agreement one or more additional Lenders or by allowing one or more Lenders to increase their respective commitments, in each case, under certain conditions. The Credit Agreement provides that its proceeds may be used for the Borrowers’ and their subsidiaries’ general corporate purposes.

Interest rates on borrowings under the Credit Agreement are determined based on the applicable loan type and a pricing grid set forth in the Credit Agreement and vary according the credit ratings of the Company. The Credit Agreement matures on October 5, 2023, which date may be extended for up to two additional one-year periods at the request of the Company (subject to the agreement of Lenders having commitments representing more than 50% of the aggregate commitments of all Lenders under the Credit Agreement). The Credit Agreement contains sub-limits of $300 million for the issuance of letters of credit and $50 million for swing line loans ($25 million of which may be allocated to Canadian swing line loans). Devon Financing Company, L.L.C., a wholly-owned subsidiary of the Company, guarantees the Borrowers’ obligations under the Credit Agreement, and the Company guarantees the Canadian Borrower’s obligations under the Credit Agreement.

The Credit Agreement contains customary representations and warranties and customary covenants of the Borrowers and certain restricted subsidiaries of the Borrowers, including, among others, limitations on the creation of liens, limitations on mergers and other fundamental changes and restrictions on the incurrence of indebtedness by restricted subsidiaries. The Company has agreed to maintain a ratio of consolidated funded indebtedness to consolidated total capitalization of no greater than 65%, measured at the end of each fiscal quarter of the Company and calculated as set forth in the Credit Agreement. Upon the occurrence of certain events of default, the Borrowers’ obligations under the Credit Agreement may be accelerated. Such events of default include payment defaults, breach of covenant defaults, certain change of control events, certain cross defaults under other indebtedness obligations and other customary default triggers.

The above description of the material terms and conditions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto.

Relationships

Certain of the Lenders and their respective affiliates have, from time to time, performed, and may in the future perform, various banking and financial services for the Company and its affiliates, for which they may receive customary fees and expenses.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the execution and delivery of the Credit Agreement described in Item 1.01 above, the Company terminated its then-existing Credit Agreement (as amended, the “Prior Credit Agreement”), dated effective as of October 24, 2012, among the Company, as U.S. borrower, Devon NEC Corporation and the Canadian Borrower, as Canadian borrowers, each lender from time to time party thereto, each letter of credit issuer from time to time party thereto and Bank of America, N.A., as administrative agent and swing line lender. The termination was effective on October 5, 2018. Certain of the lenders under the Prior Credit Agreement and their respective affiliates have, from time to time, performed, and may in the future perform, various banking and financial services for the Company and its affiliates, for which they may receive customary fees and expenses. The Company did not pay any prepayment penalties in connection with the termination of the Prior Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibits

10.1	Credit Agreement, dated October 5, 2018, among Devon Energy Corporation, as U.S. Borrower, Devon Canada Corporation, as Canadian Borrower, each lender from time to time party thereto, each letter of credit issuer from time to time party thereto, and Bank of America, N.A., as administrative agent and swing line lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEVON ENERGY CORPORATION

Date: October 9, 2018	/s/ Alana D. Tetrick
Alana D. Tetrick
Vice President, Corporate Finance and Treasurer